Exhibit 3.1

CERTIFICATE OF CORRECTION

OF

ATWOOD OCEANICS, INC.

Pursuant to Section 4.101 of the Texas Business Organizations Code, Atwood Oceanics, Inc. (the “Company”) hereby adopts this Certificate of Correction to correct Amendment No. 1 to the Amended and Restated Certificate of Formation of the Company filed with the Secretary of State on February 14, 2008 (the “Amendment”). The Amendment was authorized to be filed by the Company with the Secretary of State of the State of Texas and the same contains an erroneous cross reference.

1. The name of the entity is Atwood Oceanics, Inc.

2. The filing instrument to be corrected is Amendment No. 1 to the Amended and Restated Certificate of Formation of the Company filed with the Secretary of State on February 14, 2008.

3. The following phrase in the first paragraph of the Amendment contains an erroneous cross reference.:

Article IV, of the Certificate of Formation is hereby deleted in its entirety, and the following provision is substituted in its place and stead:

4. As corrected, defective portion of the filing instrument reads as follows:

Article IV, Part A of the Certificate of Formation is hereby deleted in its entirety, and the following provision is substituted in its place and stead:

IN WITNESS WHEREOF, the Company has caused this statement to be executed on its behalf by the undersigned authorized person this 12th day of December, 2012.

ATWOOD OCEANICS, INC.

By:	/s/ Walter A. Baker
Name: Walter A. Baker
Title: Corporate Secretary